RESIGNATION LETTER

May 29th, 2015

Apollo Acquisition Corporation

c/o Stuarts Corporate Services Ltd.

36A Dr. Roy's Drive

George Town

P.O. Box 2510

Grand Cayman KY1-1104

Cayman Islands

Dear Sirs

Re:

Resignation

I, Chuantao Wang, do hereby resign as a director of Apollo Acquisition Corporation. (the "Company"), effective as of May 29th, 2015.

/s/ Chuantao Wang

Name: Chuantao Wang